Exhibit 10.7

Summary of Nexeo Solutions, LLC

Annual Incentive Plan

The Annual Incentive Plan (the “Bonus Plan”) was adopted to encourage certain employees to achieve our business objectives and to attract and retain them through the opportunity for substantial performance-related incentive compensation. The Bonus Plan is administered by the Compensation Committee of our Board of Directors.

The Bonus Plan sets a target bonus award for each participant based upon a percentage of that individual’s base salary. With respect to fiscal year 2011, bonuses under the Bonus Plan took into account performance goals related to an adjusted EBITDA metric, which we define for purposes of the Bonus Plan as earnings before interest, taxes, depreciation and amortization for the applicable year, adjusted as our Compensation Committee or, if applicable, our Board of Directors deems necessary to reflect extraordinary or non-recurring events including, without limitation, acquisitions, divestitures and other similar transactions.

Under the Bonus Plan, participants can earn 0% to 200% of their target bonus amount. Once a performance metric for the plan is chosen, the Compensation Committee assigns threshold, target and maximum levels applicable to the performance metric to act as guidelines at the end of the performance period, which is the fiscal year. If applicable performance targets are earned at the threshold level, the bonus pool is funded. The general payout at the threshold level is 25% of the target bonus. If performance targets are earned at target, 100% of the target bonus will typically be paid. Finally, if performance targets are earned at maximum levels, up to 200% of the target bonus may be paid as illustrated in the chart below. Provided the bonus pool is funded, the percentage of the target bonus paid out will be calculated on an incremental basis. Notably, the participant must receive a “Valued Contributor” rating or above for the fiscal year and remain continuously employed with us through the payout date to be eligible for and receive any payout under the Bonus Plan.

FY 2011 Bonus Plan

Variables	Threshold	Target	Maximum
Metric: adjusted EBITDA (expressed in millions)	$67.4	$84.9	$107.4
Payout Percentage: (threshold must be met for bonus pool to be funded)	25%	100%	up to 200%

Individual Performance & Retention	To receive any payout under the Bonus Plan, participants must: • receive a “Valued Contributor” rating or above • remain continuously employed through the date the bonus payout occurs